Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 129 to Registration Statement No. 002-90649 on Form N-1A of our reports dated December 12, 2011, relating to the financial statements and financial highlights of Fidelity International Small Cap Fund and Fidelity International Small Cap Opportunities Fund, of our reports dated December 13, 2011, relating to the financial statements and financial highlights of Fidelity Total International Equity Fund, of our reports dated December 15, 2011, relating to the financial statements and financial highlights of Fidelity International Value Fund, Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund, Fidelity Series Emerging Markets Fund, Fidelity Series International Value Fund, Fidelity Series International Small Cap Fund, Fidelity International Capital Appreciation Fund, Fidelity Diversified International Fund, and Fidelity Worldwide Fund, and of our report dated December 16, 2011, relating to the financial statements and financial highlights of Fidelity Europe Capital Appreciation Fund, each a fund of Fidelity Investment Trust, appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 23, 2011